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                                                                    EXHIBIT 2.2

                                  AMENDMENT TO
                           SECOND AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER



         This Amendment (the "Amendment") to the Second Amended and Restated Agreement and Plan of Merger, dated as of December 20, 2002 (the "Merger Agreement") is made and entered into as of January 15, 2003 by and among Ponte Nossa Acquisition Corp., a Delaware corporation ("PNSO"), VisiJet Acquisition Corporation, a California corporation ("Merger Sub"), and a wholly owned subsidiary of PNSO, and VisiJet, Inc., a California corporation ("VisiJet").

         The parties agree as follows:

         1. AMENDMENT OF SECTION 2.5

             Section 2.5 of the Merger Agreement is amended to read in its entirety as follows:

.. 2.5 DIRECTORS AND OFFICERS. At the Effective Time, the Board of Directors of PNSO and the Board of Directors of the Surviving Corporation shall each consist of Richard Keates, Adam Krupp and Norman Schwartz, each to serve until their respective successors are duly elected or appointed. At the Effective Time, the resignation of the officers of PNSO and Merger Sub shall become effective and the officers of VisiJet immediately prior to the Effective Time shall be appointed as the officers of PNSO and remain the officers of the Surviving Corporation until their respective successors are duly elected or appointed, except that Lance Doherty shall hold the title of Interim Chief Executive Officer (rather than Chief Executive Officer) and Interim President of each of PNSO and the Surviving Corporation, respectively, prior to the appointment of a new Chief Executive Officer and President of each such entity pursuant to Sections 6.5(f) and 7.1(j) hereof.

         2. AMENDMENT OF SECTION 6.5(F)

              Section 7.2(j) of the Merger Agreement is amended to read in its entirety as follows

                  (j) RESIGNATION OF DIRECTORS. VisiJet shall have received the resignation, effective as of the Effective Time, of Marilyn Doherty, Lance Doherty and Zach Georgeopoulos from VisiJet's Board of Directors.

         3. CONFIRMATION OF AGREEMENT.

               Except as so amended, the Merger Agreement remains in full force and effect.

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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Ponte Nossa Acquisition Corp.


By:  /S/ LAURENCE SCHREIBER
     -------------------------------------------
     Laurence Schreiber, Chief Executive Officer


Visijet, Inc.


By:  /S/ LANCE DOHERTY
     -------------------------------------------
     Lance Doherty, President


VisiJet Acquisition Corporation


By:  /S/ LAURENCE SCHREIBER
     -------------------------------------------
     Laurence Schreiber, Chief Executive Officer